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(KPMG Letterhead)



                                                                   Exhibit 23.01

                          INDEPENDENT AUDITORS' CONSENT



The Board of Trustees
Windrose Medical Properties Trust:

We consent to the use of our audit report dated February 18, 2003, with respect to the consolidated balance sheets of Windrose Medical Properties Trust and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations for the period January 1, 2002 through August 15, 2002, the period August 16, 2002 through December 31, 2002 and for each of the years in the three-year period ended December 31, 2002, and the consolidated statements of cash flows and shareholders' equity (deficit) for each of the years in the three-year period ended December 31, 2002, and the financial statement schedule III as of December 31, 2002, incorporated herein by reference. We also consent to the use of our report dated November 14, 2003 on the Combined Statement of Revenues in Excess of Certain Expenses of the Acquisition Properties which report includes a paragraph that states that the combined statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 2, and is not intended to be a complete presentation of the revenues and expenses of the Acquisition Properties, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP


Indianapolis, Indiana
January 19, 2004